Exhibit 99.(j-2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of The Alger Funds II of our report dated June 20, 2008 on our audit of the financial statements and financial highlights of SM&R Alger Technology Fund as of December 7, 2007, and for the period September 1, 2007 to December 7, 2007, which is incorporated by reference into this Registration Statement.  We also consent to the incorporation by reference of our report dated October 15, 2007, on our audit of the financial statements and financial highlights of SM&R Alger Technology Fund as of August 31, 2007 and for the two years in the period then ended, which report is incorporated by reference to this Registration Statement.

/s/ BKD, LLP

Houston, Texas

February 23, 2009